Exhibit 3.1

AGREE REALTY CORPORATION

ARTICLES SUPPLEMENTARY

REDESIGNATION AND RECLASSIFICATION OF 200,000 SHARES OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

Agree Realty Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article Sixth of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors has adopted resolutions redesignating and reclassifying 200,000 authorized but unissued shares of the Corporation’s Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”), which constitute all of the shares of the Corporation’s capital stock that have been classified and designated as Series A Preferred Stock, as authorized but unissued and unclassified shares of preferred stock, par value $.0001 per share (the “Preferred Stock”), of the Corporation.

SECOND: After giving effect to the reclassification of such authorized but unissued shares of Series A Preferred Stock described in Article FIRST, (a) the number of authorized but unissued shares of Series A Preferred Stock is zero and (b) the number of shares of Preferred Stock that the Corporation has authority to issue under the Charter is 4,000,000 shares, all of which are unclassified and undesignated.

THIRD: The shares of Series A Preferred Stock described herein have been redesignated and reclassified by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the Department accepts them for record.

SIXTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 26th day of February, 2019.

AGREE REALTY CORPORATION

By:	/s/ Joel N. Agree
Name:	Joel N. Agree
Title:	President

ATTEST:

/s/ Clayton R. Thelen
Name:	Clayton R. Thelen
Title:	Secretary